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                                                                  Exhibit (a)(9)


             [URS CORPORATION AND DAMES & MOORE GROUP LETTERHEAD]


FOR IMMEDIATE RELEASE


Contact: URS                      Dames & Moore            Sard Verbinnen & Co.
         Kent Ainsworth           Mark Snell               Andrew Merrill/
         EVP & CFO                EVP & CFO                Christina Johnson
         415-774-2700             213-996-2224             212/687-8080


         EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD GRANTED

                   URS CORPORATION/DAMES & MOORE TRANSACTION


________________________________________________________________________________

     San Francisco and Los Angeles, California, May 18, 1999 - URS Corporation (NYSE: URS) today announced that the Federal Trade Commission has granted early termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its pending acquisition of Dames & Moore Group (NYSE: DM) and the related equity financing.

     The acquisition remains subject to the tender of a majority of Dames & Moore Group shares under the offer commenced on May 11, 1999 and to typical funding conditions. The tender offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, June 8, 1999, unless extended.

     Headquartered in San Francisco, URS offers a broad range of planning and design services through 140 offices located in 16 countries, including Europe and Asia/Pacific. URS provides services for infrastructure projects involving air and surface transportation systems; institutional, industrial and commercial facilities; and pollution control, water resources and hazardous waste management programs.

     URS serves local, state and federal government agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest product, mining, water supply, commercial development and utilities industries.
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     Dames & Moore is a worldwide engineering and construction services firm, whose capabilities include general engineering and consulting, process and chemical engineering, transportation planning and design, and construction services. Headquartered in Los Angeles, Dames & Moore has over 7,800 employees and offices in over 30 countries.